Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statements of VenHub Global, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated March 24, 2026, on the consolidated balance sheet of VenHub Global, Inc. as of December 31, 2025 and the related statements of operations, changes in stockholder’s deficit and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC

Las Vegas, NV

September 03, 2026